C A R N I V A L

C O R P O R A T I O N & P L C

April 22, 2008

[NON-EXECUTIVE DIRECTOR NAME]

[ADDRESS]

[ADDRESS]

[ADDRESS]

Dear [DIRECTOR FIRST NAME]:

I am pleased to confirm your re-appointment (the “Appointment”) as a non-executive director of each of Carnival Corporation and Carnival plc (collectively, the “Companies”). The terms of the Appointment are set forth below. The Appointment is subject to applicable law and the provisions of the organizational documents of each of the Companies, being the Articles of Incorporation and By-laws of Carnival Corporation and the Memorandum and Articles of Association of Carnival plc (collectively, the “Organizational Documents”) as in effect on the date hereof and as amended from time to time. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Term of Appointment
1.1

The Appointment shall terminate after your resignation, removal, disqualification or death as set forth in the Organizational Documents. It is understood that the Appointment will terminate immediately without any entitlement to further compensation if you are not, re-elected at the annual general meetings of shareholders of the Companies; or are required to vacate office for any reason pursuant to any of the provisions of the Organizational Documents; or are removed as a director or otherwise required to vacate office under any applicable law.

1.2

Upon the termination of the Appointment, you shall (a) cease to be a director of each of the Companies, (b) cease to have any entitlement to compensation other than compensation accrued and unpaid on the date of termination, and (c) deliver to an authorized representative of the Companies all correspondence, documents (including, without limitation, board minutes and board papers), copies thereof or other property of each of the Companies, and of each of their subsidiaries and affiliates (collectively, the “Group”) made or received by you in the course of your directorship (whether before or after the date of this letter).

1.3

You will, at the request of either of the Companies, immediately resign (in writing) from the office of non-executive director of both Companies and any other office with a Group company and you irrevocably authorize the Companies as your attorney in your name and on your behalf to sign all documents and do all things necessary to give effect to this.

2.	Duties and Fees
2.1

You shall carry out such duties as set forth in the Organizational Documents and as otherwise agreed to by the Boards (the "Duties"). You shall have all the usual Duties of a non-executive director under applicable law. In carrying out the Duties, you shall have particular regard to your role as a director in light of the Listing Rules of the UK Listing Authority and Combined Code contained in the Listing Rules from time to time in effect in England and to similar rules, regulations and laws in the United States.

2.2

You are expected to attend all meetings of the Boards of Directors and committees upon which you serve, as well as the annual general meetings of shareholders. In addition, you are expected to devote appropriate preparation time ahead of each meeting. You have been provided with the calendar of Board meetings for the remainder of 2008 and 2009, including the location of each meeting. By accepting the Appointment, you have confirmed that you are able to allocate sufficient time to attend the meetings and otherwise meet the expectations of your role. The agreement of the Chairman and the Presiding Director should be sought (which will not be unreasonably withheld) before accepting additional directorships that might affect the time you are able to devote to your role as a non-executive director of the Companies.

The Companies acknowledge that you have business interests other than those of the Companies and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the Chairman and the Company Secretary of each of the Companies as soon as they become apparent to you.

2.3

You will be entitled to a fee for your services as a non-executive director of the Companies of $40,000 per annum. If you are appointed as the Presiding Director, you will be entitled to an additional fee of $20,000 per annum. You will also receive an attendance fee per board meeting of $5,000 for each board meeting you attend in person ($2,000 if you attend by telephone). You will receive additional fees for service on a committee of the Boards of the Companies (it being understood that the parallel committees of the Companies will be deemed to be one committee for these purposes), if you act as chairperson of a committee of the Boards, and for your attendance at meetings of the committees as set for in the table annexed to this letter for your reference. If you are resident primarily outside of the United States, payments to you shall be made in the equivalent amount of Pounds Sterling (as of the time of payment).

These fees are paid in quarterly installments. Annual retainers are pro-rated so that adjustments can be made during the year. Unearned portions of cash retainers are forfeited upon termination of the Appointment.

2.4	You will be reimbursed for reasonable expenses incurred in the performance of the Duties in accordance with the Non-Executive Board of Directors Travel Expense

Reimbursement Policy, a copy of which is attached hereto. The Companies may request receipts or other evidence of expenditure prior to any reimbursement pursuant to this clause 2.4.

2.5	The compensation and reimbursement arrangements set forth in clauses 2.3 and 2.4 hereof are subject to change as determined by the Boards from time to time.
3.	Confidential Information
3.1

You agree that, during the continuance of the Appointment and afterwards (unless authorised to do so by the Boards or by a court of competent jurisdiction), you will not use for your own or another's benefit or disclose or permit the disclosure of any confidential information of any member of the Group which you have obtained by virtue of the Appointment or in respect of which the Companies are bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, lists or details of customers, information relating to the working of any product, process, invention, improvement or development carried on or used by any member of the Group, information relating to research projects, know-how, prices, discounts, mark-ups, future business strategy, marketing, tenders, any price sensitive information and information concerning the intellectual property portfolio and strategy of the Companies.

3.2

The restrictions contained in this clause shall cease to apply to any confidential information which may (other than by reason of your breach of these terms or your general duty of confidentiality) become available to the public generally, but any such use will be subject to any restrictive covenants to which you are a party.

3.3

Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chairman or Company Secretary.

4.	Indemnity

In the event that you (or your heirs, executors or administrators) are made a party or are threatened to be made a party to or witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of either of the Companies, Carnival Corporation shall (i) indemnify you against all expenses of any kind whatsoever (including attorneys’ fees and expenses to enforce this indemnity), judgments, fines and amounts paid in settlement actually incurred by you in connection with such action, suit or proceeding and (ii) pay or advance to you in advance of final disposition of such action, suit or proceeding, within 20 days of the submission of an invoice therefore, all such expenses incurred in connection therewith, in each case of (i) and (ii) to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the Republic of Panama and any other applicable law, as from time to time in effect. Such right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which you may be entitled apart from the foregoing provisions. The provisions of this Section 4, and Section 5 below, shall survive the termination of the letter and shall continue to be binding on Carnival Corporation until the later of (a) six years after the date that you cease to serve as a non-executive director of either of the Companies and (b) the final termination of all proceedings pending or threatened on the sixth anniversary of your termination of service to which you are entitled to indemnification hereunder.

5.	Insurance

To the extent possible, Carnival Corporation will maintain appropriate directors’ and officers’ liability insurance for your benefit in an amount which is not less than the current coverage as of the date of this letter for directors of each of the Companies in respect of events occurring in respect of your service as a non-executive director of each of the Companies or its subsidiaries, unless Carnival Corporation in good faith determines (and so notifies you reasonably in advance) that such insurance is not reasonably available or that the premiums therefore are disproportionate to the benefits.

6.	Code of Business Conduct and Ethics

You agree to observe and comply with the provisions of (a) the Companies' code of business conduct and ethics; and (b) any relevant regulations as may be issued by the United Kingdom Listing Authority, including its Model Code for Securities Transactions by Directors of Listed Companies.

7.	Miscellaneous
7.1	Nothing in this letter shall create the relationship of employee and employer between you and either of the Companies.
7.2

The agreement contained in this appointment letter shall be governed by, and construed in accordance with, to the extent it relates to your service as a non-executive director of Carnival Corporation to Florida law and, to the extent it relates to your service as a director of Carnival plc, to English law. Any legal action in connection herewith may be brought in the Federal or State Courts located in Miami-Dade County, Florida or, if you are not a resident of the United States, the Courts of England and Wales, and the parties submit to the jurisdiction of such courts.

7.3

This appointment letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this appointment letter, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

8.	Entire Agreement

This appointment letter represents the entire understanding, and constitutes the whole agreement, in relation to the Appointment and supersedes any previous agreement between yourself and the Companies with respect thereto.

Kindly confirm your agreement to the terms set out above by signing the enclosed copy of this letter. Please return the copy to me at the above address.

CARNIVAL CORPORATION and

CARNIVAL PLC

By: __________________________

Name:	Howard S. Frank
Title:	Vice Chairman

SIGNED as a DEED and	)
DELIVERED by	)

_____________________________

[DIRECTOR NAME]

in the presence of:

________________________

Signature

________________________

Print Full Name

Address:

________________________

________________________

________________________

________________________

ANNEX

	Annual Retainer		Attendance Fee
	Chair	Member	In Person	By Telephone
Audit Committees	$23,000	$7,500	$3,000	$1,500
Compensation Committees	$14,000	$3,750	$2,500	$1,250
HESS Committees	$23,000	$3,750	$2,500	$1,250
Nominating & Governance Committees	$10,000	$3,750	$2,500	$1,250